KRONOS WORLDWIDE REPORTS SECOND QUARTER RESULTS

DALLAS, TEXAS…August 3, 2011… Kronos Worldwide, Inc. (NYSE:KRO) today reported net income for the second quarter of 2011 of $89.0 million, or $.77 per diluted share, compared with net income of $19.3 million, or $.20 per diluted share, in the second quarter of 2010.  For the first six months of 2011, Kronos Worldwide reported net income of $149.3 million, or $1.29 per diluted share, compared with net income of $62.1 million, or $.63 per diluted share.  Comparability of the Company’s results was impacted by higher income from operations in the 2011 periods principally due to higher average TiO2 selling prices and higher production volumes in 2011 as well as a $35.2 million non-cash deferred income tax benefit recognized in the first quarter of 2010, in each case as discussed further below.

Net sales of $537.5 million in the second quarter of 2011 were $157.4 million, or 41%, higher than the second quarter of 2010.   Net sales of $957.9 million for the first six months of 2011 were $258.1 million, or 37%, higher than the first six months of 2010.  Net sales increased in the second quarter and first six months of 2011 due primarily to higher average TiO2 selling prices and the positive impact of fluctuations in currency exchange rates.  The Company’s average TiO2 selling prices increased 39% in the second quarter of 2011 as compared to the second quarter of 2010, and increased 36% in the first six months of the year.  The Company’s average TiO2 selling prices at the end of the second quarter of 2011 were 10% higher than at the end of the first quarter of the year, continuing the improvement in selling prices that began in the second half of 2009 and continued throughout 2010 and the first quarter of 2011.  Fluctuations in currency exchange rates also impacted net sales, increasing net sales by approximately $33 million for the second quarter and approximately $28 million for the first six months of 2011. The Company’s sales volumes in the first six months of 2011 are a new first half record for Kronos.    Inventory available for shipment in 2011 increased due to higher production volumes, and global demand for the Company’s TiO2 products continues to be strong.  The Company’s sales volumes were approximately 1% lower in the second quarter of 2011 than the second quarter of 2010 due primarily to the scheduling of available products for shipment.  The table at the end of this press release shows how each of these items impacted the overall increase in sales.

The Company’s TiO2 segment profit (see description of non-GAAP information below) for the second quarter of 2011 was $146.6 million compared with segment profit of $41.1 million in the second quarter of 2010.  For the year-to-date period the Company’s segment profit was $250.8 million compared with segment profit of $64.3 million for the first six months of 2010.The Company’s segment profit in the first six months of 2011 represents a new record for the Company.   Segment profit in 2011 increased due to higher TiO2 selling prices and higher production volumes.  These increases were partially offset by higher raw material and maintenance costs.  Segment profit comparisons were also impacted by the effects of fluctuations in currency exchange rates, which increased segment profit by approximately $6 million in the second quarter and decreased segment profit by approximately $3 million in the year-to-date period.  The Company’s TiO2 production volumes were 6% higher in the second quarter of 2011 as compared to the second quarter of 2010, and were 7% higher in the year-to-date period, with operating rates at near full practical capacity throughout the first half of 2011.  The Company’s production volumes in the first six months of 2011 set a new record for a first half of the year.

As previously reported, in March 2011 we completed the redemption of €80 million principal amount of the Company's 6.5% Senior Secured Notes due 2013 at the redemption price of 102.167% of the principal amount.  Following such partial redemption, €320 million principal amount of the Senior Notes remain outstanding.  The Company's results in 2011 include an aggregate first quarter charge of $3.3 million ($2.2 million, or $.02 per diluted share, net of income tax benefit) consisting of the call premium and the write-off of unamortized deferred financing costs and original issue discount associated with the redeemed Senior Notes.

The Company’s income tax benefit in 2010 includes a $35.2 million ($.36 per diluted share) non-cash deferred income tax benefit in the first quarter related to a European Court ruling that resulted in the favorable resolution of certain income tax issues in Germany and an increase in the amount of our German corporate and trade tax net operating loss carryforwards.

In May 2011, the Company implemented a 2-for-1 split of our common stock in the form of a stock dividend.  All share and per share amounts for all periods presented in this press release have been adjusted to reflect the stock split.

Steven L. Watson, Vice Chairman and Chief Executive Officer, said “Our segment profit in the first half of 2011 nearly quadrupled from the first half of last year.  Continued strong global demand for TiO2 products allowed us to successfully implement further increases in our TiO2 selling prices during the first half of the year.  Even with the cost of ore and other raw materials increasing, we believe our profit margins will continue to expand.  We have continued to operate our manufacturing facilities at near full practical capacity utilization levels, and set several new internal production records during the first six months of 2011.  With constraints to adding significant new production capacity, especially for the premium grades of TiO2 products through the chloride process, and the growing worldwide demand for TiO2 products, we believe the significant global shortage of TiO2 products will continue for several years.  We believe increased and sustained profit margins will be necessary before the magnitude of increased TiO2 production capacity will match future demand levels.  As a result, we expect our cash flows and profitability to continue to increase beyond 2011.”

The Company will hold a conference call to discuss its first quarter 2011 financial results on Wednesday, August 3, 2011 at 9:00 a.m. CDT.

Call in number for U.S. participants                                                  (800) 573-4842
Call in number for international participants                                   (617) 224-4327
Participant passcode                                                                           24337940

The conference call will be available via webcast and can be accessed from the investor relations section of the company’s website at http://www.kronosww.com.

The conference call will be available for replay beginning August 3, 2011 and ending August 10, 2011.

Call in number for the replay:
U.S. participants                                                                                  (888) 286-8010
International participants                                                                   (617) 801-6888
Passcode                                                                                               73590307

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of our businesses;
•	Changes in raw material and other operating costs (such as energy and ore costs);
•	Changes in the availability of raw materials (such as ore);
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2);
•	Competitive products and substitute products;
•	Customer and competitor strategies;
•	Potential consolidation of our competitors;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar);
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	Our ability to renew or refinance credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria;
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities);
•	Government laws and regulations and possible changes therein;
•	The ultimate resolution of pending litigation; and
•	Possible future litigation

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit (loss), which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit (loss) provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit (loss) as income (loss) before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit (loss) include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except per share and metric ton data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2011	2010	2011

Net sales	$380.1	$537.5	$699.8	$957.9
Cost of sales	294.9	340.5	554.1	614.5

Gross margin	85.2	197.0	145.7	343.4

Selling, general and administrative expense	41.3	51.1	81.4	94.8
Other operating income (expense):
Currency transactions, net	(3.1)	.9	(.5)	2.3
Other income (expense), net	.3	(.3)	.5	(.3)
Corporate expense	(2.3)	(2.3)	(3.8)	(4.0)

Income from operations	38.8	144.2	60.5	246.6

Other income (expense):
Trade interest income	-	.1	-	.2
Other interest and dividend income	-	1.6	-	3.2
Loss on prepayment of debt	-	-	-	(3.3)
Interest expense	(9.7)	(8.5)	(20.1)	(18.1)

Income before income taxes	29.1	137.4	40.4	228.6

Income tax expense (benefit)	9.8	48.4	(21.7)	79.3

Net income	$19.3	$89.0	$62.1	$149.3

Net income per basic and diluted share	$.20	$.77	$.63	$1.29

Basic and diluted weighted-average shares used in the calculation of net income per share	97.9	115.9	97.9	115.9

TiO2 data – metric tons in thousands:
Sales volumes	148	146	270	271
Production volumes	134	142	258	275

KRONOS WORLDWIDE, INC.
RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
 (In millions)
 (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2011	2010	2011

Segment profit	$41.1	$146.6	$64.3	$250.8
Adjustments:
Trade interest income	-	(.1)	-	(.2)
Corporate expense	(2.3)	(2.3)	(3.8)	(4.0)

Income from operations	$38.8	$144.2	$60.5	$246.6

IMPACT OF PERCENTAGE CHANGE IN SALES
 (Unaudited)

	Three months ended June 30, 2011 vs. 2010	Six months ended June 30, 2011 vs. 2010
Percent change in sales:
TiO2 product pricing	39%	36%
TiO2 sales volume	(1)%	-%
TiO2 product mix	(6)%	(3)%
Changes in currency exchange rates	9%	4%

Total	41%	37%